================================================================================

                         Killman, Murrell & Company P.C.
                          Certified Public Accountants

 300 N. A Street, Bldg. 4, Suite 200      1931 E. 37th Street, Suite 7             3051 West Commerce
        Midland, Texas 79705                  Odessa, Texas 79762                 Dallas, Texas 75212
           (432) 686-9381                        (432) 363-0067                      (972) 238-7776
         Fax (432) 684-6722                    Fax (432) 363-0376                  Fax (214) 572-0057


July 6, 2004

Mr. Gene Johnston, President
Peoplesway.com, Inc.
2969 Interstate Street
Charlotte, NC  28208


We are pleased to confirm our understanding of the services we are to provide for Peoplesway.com, Inc. for the year ended March 31, 2004.

We will audit the balance sheet of Peoplesway.com, Inc. as of March 31, 2004 and the related statements of operations, stockholders' deficit, and cash flows for the year then ended.

The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles. Our audit will be conducted in accordance with U.S. generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and financial institutions. We will also audit the financial information included in the schedules required by Regulation S-X of the SEC. We will also request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. As required by auditing standards generally accepted in the United States of America, we will request certain written representations from management at the close of this engagement and each of our reviews of interim financial information to confirm oral representations given to us and to indicate and document the continuing appropriateness of such representations and reduce the possibility of misunderstanding concerning matters that are the subject of the representations.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from errors, fraudulent financial reporting, misappropriation of assets, or violations of laws or governmental regulations that are attributable to the entity or to acts by management or employees acting on behalf of the entity. Because an audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements may exist and not be detected by us.

In addition, an audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. However, we will inform you of any material errors that come to our attention, and we will inform you of any fraudulent financial reporting or misappropriation of assets that comes to our attention. We will also inform you of any violations of laws or governmental regulations that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

An audit includes obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, we are responsible for insuring that you are aware of any reportable conditions that come to our attention.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. You are responsible for adjusting the financial statements to correct material misstatements and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. You are also responsible for identifying and ensuring that the entity complies with applicable laws and regulations. At the conclusion of our audit we will communicate to the audit committee all such unrecorded adjustments.

Form 10-K
---------

In addition to auditing the financial statements for inclusion in the Annual Report (Form 10-K) for submission to the Securities and Exchange Commission, we will also read all other information to be included in the Annual Report to determine if it is consistent with the assumptions inherent in preparing the financial statements.

Availability of Records and Personnel
-------------------------------------

You agree that all records, documentation, and information that we request in connection with our audit will be made available to us (including those pertaining to related parties), that all material information will be disclosed to us, and that we will have the full cooperation of and unrestricted access to your personnel during the course of the engagement.

Ownership of Working Papers
---------------------------

The working papers prepared in conjunction with this engagement are the property of our Firm, constitute confidential information and will be retained by us in accordance with our Firm's policies and procedures.

Assistance by Your Personnel
----------------------------

We also ask that your personnel, to the extent possible, prepare various schedules and analyses for our staff. This assistance by your personnel will serve to facilitate the progress of our work and minimize costs to you.

Reproduction of Audit Report
----------------------------

If the Company plans any reproduction or publication of our report, or any portion of it, copies of masters' or printers' proofs of the entire document should be submitted to us in sufficient time for our review and approval before printing. You also agree to provide us with a copy of the final reproduced material for our approval before it is distributed. In addition, to avoid unnecessary delay or misunderstanding, it is important that you give us timely notice of your intention to issue any such document. Also, our reports should not be included in the SEC's EDGAR electronic filing system until you have received a manually signed report from us. In addition, the audited financial statements and our report should not be provided or otherwise made available to recipients of any document to be used in connection with the sale of securities (including securities offerings on the Internet) without first submitting copies of the document to us in sufficient time for our review.

Communications with Securities and Exchange Commission
------------------------------------------------------

The financial statements and supporting schedule included in Forms 10-K and 10-Q are subject to review and comment by the staff of the Securities and Exchange Commission and to their interpretation of the applicable rules and regulations. This may involve discussions and communications with them, and/or the submission of supplemental data in connection with the review. We will inform each other of any such discussion, communication or submission that may have bearing on the financial statements, schedules and other financial data in the filings and furnish each other with copies of related written communications.

The Private Securities Litigation Reform Act of 1995 (the Act) has imposed additional responsibilities on SEC registrants, their management, audit committees and boards of directors, as well as independent auditors regarding the reporting of illegal acts that have or may have occurred. During the course of our audit, we will ask you for specific representations about this. To fulfill our responsibilities under the Act, we may need to consult with Counsel about any such illegal acts of which we become aware. Additional fees, including legal fees, if any, will be billed to you. You agree to cooperate fully with any procedures that we may deem necessary to perform.

Other Services
--------------

We are always available to meet with you and/or other executives at various times throughout the year to discuss current business, operational, accounting, and auditing matters effecting your Company. Whenever you feel such meetings are desirable, please let us know. We are also prepared to provide services to assist you in any of these areas. We will also be pleased, at your request, to attend your directors' and stockholders' meetings.

Dispute Resolution Procedure
----------------------------

If any dispute, controversy or claim arises in connection with the performance or breach of this agreement, either party may, upon written notice to the other party, request facilitated negotiations. Such negotiations shall be assisted by a neutral facilitator acceptable to both parties and shall require the best efforts of the parties to discuss with each other in good faith their respective positions and respecting their different interests, to finally resolve such dispute.

Each party may disclose any facts to the other party or to the facilitator, which it, in good faith considers necessary to resolve the dispute. However, all such disclosures will be deemed in furtherance of settlement efforts and will not be admissible in any subsequent litigation against the disclosing party. Except as agreed by both parties, the facilitator shall keep confidential all information disclosed during negotiations. The facilitator shall not act as a witness for either party in any subsequent arbitration between the parties. Such facilitated negotiations shall conclude within sixty days from receipt of written notice unless extended by mutual consent. The parties may also agree at any time to terminate or waive facilitated negotiations. The costs incurred by each party in such negotiations will be borne by it; the fees and expenses of the facilitator, if any, shall be borne equally by the parties.

If any dispute, controversy or claim arises in connection with the performance or breach of this agreement and cannot be resolved by facilitated negotiations (or the parties agree to waive that process) then such dispute, controversy or claim shall be settled by arbitration. The arbitration proceeding shall take place in the city in which the Killman, Murrell & Company, P.C. office providing the relevant services exists, unless the parties agree to a different locale. The preceding shall be governed by the provisions of the Federal Arbitration Act ("FAA") or, if a court of competent jurisdiction determines the FAA inapplicable, by the laws of the state in which the proceeding is to take place. In any arbitration instituted hereunder, the proceedings shall proceed in accordance with the then current Arbitration Rules for Professional Accounting and Related Disputes of the American Arbitration, except that no pre-hearing discovery shall be permitted unless specifically authorized by the arbitration panel.

Such arbitration shall be conducted before a panel of three persons, one chosen by each party and the third selected by the two party-selected arbitrators. The arbitration panel shall have no authority to award non-monetary or equitable relief, and monetary award shall not include punitive damages. The confidentiality provisions applicable to facilitated negotiation shall also apply to arbitration.

The award issued by the arbitration panel may be confirmed in a judgment by any federal or state court of competent jurisdiction. All reasonable costs of both parties, as determined by the arbitrators, including but not limited to (1) the costs, including reasonable attorney's fees, of the arbitration; (2) the fees and expenses of the AAA and the arbitrators and (3) the costs, including reasonable attorney's fees, necessary to confirm the award in court shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel.

Fees
----

Our fees for these services will be based on the actual time spent at our standard hourly rates, plus travel and other out-of-pocket costs such as report production, typing, postage, etc. Our standard hourly rates vary according to the degree of responsibility involved and the experience level of the personnel assigned to your audit. The hourly rates vary from $250 to $95 per hour. Our fees are due upon receipt of an invoice. In accordance with our firm policies, if payment of our invoices becomes more than three days past due, Killman, Murrell & Company, P.C. reserves the right, at our option and without notice, to stop all work until your account is brought current, or withdraw from the engagement. The Company acknowledges and agrees that we are not required to continue work in the event of the Company's failure to pay on a timely basis for services rendered by this engagement letter. The Company further acknowledges and agrees that in the event we stop work or withdraw from this engagement as a result of the Company's failure to pay on a timely basis for services rendered as required by this engagement letter, we shall not be liable to the Company for any costs or damages that occur as a result of our ceasing to render services.

This engagement includes only those services specifically described in this letter. Reasonable costs and time spent in legal matters or proceeding arising from our engagement, such as subpoenas, testimony or consultation involving private litigation, arbitration or government regulatory inquiries at your request or by subpoena will be billed to you separately and you agree to pay the same

Our charges for other services will be agreed to separately.

Amounts not paid within three (3) days of issuance will accrue interest at 1.5% for each month or part of month past due. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed upon written notification of termination, even if we have not completed our report. You will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,



       Killman, Murrell & Co., P.C.


Accepted and agreed to:

Officer signature:  /s/ Gene Johnston
                   -----------------------------
                    Gene Johnston, CEO

Date:      7/20/2004